Moto Photo, Inc. and Subsidiaries

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Exhibit 11 - Computation of Per Share Earnings
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
                                 Twelve Months   Twelve Months    Twelve Months
                                     Ended           Ended            Ended
                                      1996            1995            1994


PRIMARY
Average common shares and
equivalents outstanding              7,785,973       7,687,249       5,664,446
Net effect of dilutive common
   stock equivalents - based on
   the treasury stock method          (B)             (B)              (B)
   using average market price

TOTAL                                7,785,973       7,687,249       5,664,446



Net Income (Loss)                $   1,073,873   $  (5,673,647)  $     725,230
Adjustment to income Applicable
   to Common                                 0         673,219               0
Less preferred stock dividend
   requirements                       (289,290)       (307,354)     (1,120,725)

Net (Loss) Applicable to Common
   Stock                         $     784,583   $  (5,307,782)  $    (395,495)
Per Share Amount                 $        0.10   $       (0.69)  $       (0.07)



FULLY DILUTED
Average common shares and
   equivalents outstanding           7,785,973       7,687,249       5,664,446
Net effect of dilutive
   commonstock equivalents -
   based on the treasury stock
   method using the quarter-end
   market price, if higher than
   average market price               (B)             (A)              (B)
Assumed conversion of $1.20
   cumulative convertible                                              835,000
   preferred shares
Assumed conversion of
   Series E & F convertible                                          4,690,673
   preferred shares
Assumed conversion of Series G
convertible preferred shares         5,925,926       7,111,111               0

TOTAL                               13,711,899      14,798,360      11,190,119



Net Income (Loss)                    1,073,873      (5,673,647)        725,230
Pref Series E, F & G Previously      1,130,684       1,315,203       1,222,653
Accredted Dividends
Pref $1.20 Previously Accredted              0         673,219               0
Dividends

Fully Diluted Net Income (Loss)  $   2,204,557   $  (3,685,225)  $   1,947,883

Per Share Amount                 $        0.16   $       (0.25)  $        0.17



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(A)  The effects of conversion of common stock equivalents to common stock are anti-dilutive to the earnings per share calculations
(B)  Less than 3%

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